Exhibit 10.1

Confidential

AVIDXCHANGE, INC.

EIGHTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Eighth Amended and Restated Investor Rights Agreement (the “Agreement”) is entered into as of July 9, 2021, by and among AvidXchange, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Convertible Preferred Stock (the “Series A Stock”) listed on Exhibit A with the Company’s copy of this Agreement (each individually a “Series A Holder” and, collectively, the “Series A Holders”), the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Stock”) listed on Exhibit B with the Company’s copy of this Agreement (each individually a “Series B Holder” and, collectively, the “Series B Holders”), the holders of the Company’s Series C Convertible Preferred Stock (the “Series C Stock”) listed on Exhibit C with the Company’s copy of this Agreement (each individually a “Series C Holder” and, collectively, the “Series C Holders”), the holders of the Company’s Series D Convertible Preferred Stock (the “Series D Stock”) listed on Exhibit D with the Company’s copy of this Agreement (each individually a “Series D Holder” and, collectively, the “Series D Holders”), the holders of the Company’s Series E Convertible Preferred Stock (the “Series E Stock”) listed on Exhibit E with the Company’s copy of the Agreement (each individually a “Series E Holder” and, collectively, the “Series E Holders”), the holders of the Company’s Series F Convertible Preferred Stock (the “Series F Stock”) listed on Exhibit F with the Company’s copy of this Agreement (each individually a “Series F Holder” and, collectively, the “Series F Holders”), the holders of the Company’s Senior Convertible Preferred Stock (the “Senior Preferred Stock”) listed on Exhibit G with the Company’s copy of this Agreement (each individually a “Senior Preferred Holder” and, collectively the “Senior Preferred Holders”), upon a conversion of the Senior Preferred Stock, the holders of the Company’s Redeemable Preferred Stock (“Redeemable Preferred Stock” and each holder thereof, a “Redeemable Preferred Holder” and collectively the “Redeemable Preferred Holders”) and the Company’s Convertible Common Stock (“Convertible Common Stock” and each holder thereof, a “Convertible Common Holder” and collectively the “Convertible Common Holders”), John Hanousek (the “Acquisition Stock Voting Trustee”) on behalf of the holders of the Company’s Junior Series-1 Convertible Preferred Stock (the “Acquisition Stock” and, together with the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock, Redeemable Preferred Stock and Senior Preferred Stock, the “Preferred Stock”) listed on Exhibit H with the Company’s copy of this Agreement (each individually an “Acquisition Stock Holder” and, collectively, the “Acquisition Stock Holders”), and the holders of the Company’s Common Stock (the “Common Stock”) listed on Exhibit I with the Company’s copy of this Agreement (each individually a “Common Holder” and, collectively, the “Common Holders”). The Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Senior Preferred Holders, Redeemable Preferred Holders, Convertible Common Holders, Acquisition Stock Holders, the CPPIB Purchaser, the Franklin Purchasers, the BlackRock Purchasers, the Crescent Purchaser, the Sequoia Purchaser and the Sapphire Purchaser are sometimes collectively referred to herein as the “Investors” and, with the other Common Holders, as the “Stockholders.”

WHEREAS, the Company and the Stockholders are parties to that certain Seventh Amended and Restated Investor Rights Agreement dated as of October 1, 2019 (as amended, the “Prior Rights Agreement”), pursuant to which the Company provided the Stockholders certain rights; and

WHEREAS, the Company and the Stockholders desire, pursuant to the authority under Section 6.5 of the Prior Rights Agreement, to allow for the automatic transfer of this Agreement to a new holding company as part of a corporate reorganization, and also to amend certain terms to provide certain changes regarding the rights of the Stockholders after an initial public offering, the Company and the Stockholders are hereby entering into this Agreement to amend and restate the Prior Rights Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, the Company and the Stockholders hereby agree as follows.

Section 1.

RESTRICTIONS ON TRANSFER

1.1 Restrictive Legend. Each certificate representing (i) Preferred Stock, (ii) Convertible Common Stock, (iii) Common Stock issued upon conversion of the Preferred Stock or Convertible Common Stock, (iv) the Common Stock and (v) any other securities issued in respect of the Preferred Stock, Convertible Common Stock or Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.2 below) be stamped or otherwise imprinted with legends in substantially the following form (in addition to any legend required under applicable state securities laws).

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”

and,

(b) (I) in the case of the Preferred Stock, other than the Acquisition Stock, the Series E Stock, the Series F Stock, the Senior Preferred Stock, Redeemable Preferred Stock and the Convertible Common Stock, and the Common Stock, other than the Common Stock issued upon conversion of such Preferred Stock and Convertible Common Stock:

“IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE STOCK PURCHASE AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE PARTIES THERETO, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.”

(II) in the case of the Series E Stock, the Series F Stock, the Senior Preferred Stock, the Redeemable Preferred Stock, the Convertible Common Stock or the Common Stock issued upon conversion of such Preferred Stock (if convertible) or Convertible Common Stock:

“IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE PARTIES THERETO, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.”

or (III) in the case of the Acquisition Stock:

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE PARTIES THERETO, COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER BY AND AMONG AVIDXCHANGE, INC., A-P LAKE MERGER SUB, INC., PIRACLE, INC. AND TRUSTEE DATED AS OF OCTOBER 15, 2014.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE THE SUBJECT OF A VOTING TRUST AGREEMENT, A COPY OF WHICH IS ON FILE WITH, AND MAY BE INSPECTED DURING REGULAR BUSINESS HOURS AT THE PRINCIPAL OFFICE OF, THE COMPANY. UNDER THE TERMS OF THE VOTING TRUST AGREEMENT, THE VOTING RIGHTS WITH RESPECT TO THESE SECURITIES HAVE BEEN VESTED EXCLUSIVELY IN THE TRUSTEE NAMED THEREIN.

Each Stockholder consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Preferred Stock, the Convertible Common Stock or the Common Stock in order to implement the restrictions on transfer established in this Section 1. The legend set forth in Section 1.1(a) shall be removed by the Company from any certificate at such time as the holder of the shares represented by the certificate satisfies the requirements of Rule 144 under the Securities Act, provided that Rule 144 as then in effect does not differ substantially from Rule 144 as in effect as of the date of this Agreement, and provided further that the Company has received from the Stockholder a written representation that (i) such Stockholder is not an Affiliate of the Company and has not been an Affiliate during the preceding three (3) months, (ii) such Stockholder has beneficially owned the shares represented by the certificate for a period of at least one (1) year (or such other time period as is prescribed by Rule 144 at such time),

(iii) such Stockholder otherwise satisfies the requirements of Rule 144 as then in effect with respect to such shares, and (iv) such Stockholder will submit the certificate for any such shares to the Company for reapplication of the legend at such time as the holder becomes an Affiliate of the Company or otherwise ceases to satisfy the requirements of Rule 144 as then in effect. The applicable legend(s) set forth in Section 1.1(b) shall be removed by the Company at the same time the legend set forth in Section 1.1(a) is removed if the applicable legend(s) set forth in Section 1.1(b) are no longer applicable, based on the sole reasonable determination of the Company.

1.2 Notice of Proposed Transfers. Each of the Stockholders agrees to comply in all respects with the provisions of this Section 1.2. Prior to any proposed direct or indirect sale, assignment, transfer, hypothecation, pledge or other disposition, whether voluntary or involuntary, other than to the Company, of any Preferred Stock, Convertible Common Stock or Common Stock (a “Transfer”), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel acceptable to the Company who shall, and whose legal opinion shall, be reasonably satisfactory to the Company and addressed to the Company, to the effect that the proposed Transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the Transfer without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such Preferred Stock, Convertible Common Stock or Common Stock shall be entitled to transfer such Preferred Stock, Convertible Common Stock or Common Stock in accordance with the terms of the notice delivered by the holder to the Company, subject to the other provisions of this Agreement. The Company may waive such a legal opinion or “no action” letter (a) in any transaction in compliance with Rule 144, (b) in any transaction in which a Stockholder that is a partnership, limited liability company or corporation distributes Preferred Stock, Convertible Common Stock or Common Stock after six months after the purchase of such securities hereunder solely to partners, members or stockholders (as the case may be) thereof for no consideration, or (c) in the case of Stockholders who are natural persons, to any transfer or gift by a Stockholder to (i) such stock Stockholder’s parents, spouse, siblings or lineal descendants, whether by blood or adoption (“immediate family member”), or (ii) a trust or other entity established by the Stockholder for the benefit of such Stockholder or his immediate family member, provided that each transferee agrees in writing to be subject to the terms of this Sections 1.2, 2 and 3. Each certificate evidencing the Preferred Stock, the Convertible Common Stock or the Common Stock transferred as above provided shall bear the appropriate restrictive legend set forth in Section 1.1 above, except that such certificate shall not bear the first paragraph of such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the Securities Act. Notwithstanding the foregoing and without limitation of the obligations in Section 1.3, the Senior Preferred Holders, Redeemable Preferred Holders and Convertible Common Holders shall not be subject to the restrictions in this Section 1.2 for Transfers to Affiliates. Out of the abundance of clarity, for any widely held mutual fund that is a Stockholder, ordinary course transfers of ownership interests in such fund or the ordinary course issuance of additional ownership interests in such fund shall not be deemed a “Transfer” under this Agreement.

1.3 Limitations. Notwithstanding anything contained herein to the contrary:

(a) any transferee of Preferred Stock, Convertible Common Stock or Common Stock who is not a Stockholder shall upon consummation of, and as a condition to, such Transfer (i) execute and agree to be bound by the terms of this Agreement applicable to them and shall thereafter be deemed a Stockholder for all purposes of this Agreement, (ii) execute and deliver a certificate in a form reasonably satisfactory to the Company in which such transferee certifies that (A) it is purchasing such stock for its own account, for investment and not with a view to the distribution thereof and (B) that such Transfer is otherwise being made in compliance with all applicable federal and state law (including without limitation federal and state securities laws and “blue sky” laws);

(b) without the prior approval of the Board of Directors, no Stockholder shall Transfer any shares of Common Stock or Preferred Stock (or any debt or equity securities convertible into, or exercisable or exchangeable for, shares of Common Stock or Preferred Stock) (collectively “Securities”) to any Person reasonably determined by the Board of Directors of the Company (the “Board of Directors”), based on, in part, advice of outside legal counsel, to be a Competitor (as defined herein); and

(c) no Stockholder shall be permitted to Transfer any of such Stockholder’s Securities if the direct result of such Transfer would obligate the Company to register any of its Securities under Section 12(g) of the Exchange Act (as defined herein), and any attempt to Transfer Securities that so obligates the Company shall be null and void.

1.4 Unaffiliated Transfers. Notwithstanding anything contained herein to the contrary, without the consent of the Company, which shall not be unreasonably withheld: (a) the Senior Preferred Holders, Redeemable Preferred Holders and Convertible Common Holders shall not be permitted to Transfer (other than to Affiliates, provided that any such transfer to any such Affiliates is in compliance with and does not require registration under applicable federal and state securities laws and regulations) any such securities until after the one-year anniversary of this Agreement; and (b) the Senior Preferred Holders, Redeemable Preferred Holders and Convertible Common Holders shall not be permitted to Transfer the Senior Preferred Stock, Redeemable Preferred Stock or the Convertible Common Stock, respectively, if upon such transfer the Senior Preferred Stock, Redeemable Preferred Stock or Convertible Common Stock would, in each case, be held by more than 8 Persons, provided however, that in each case any Person, its Affiliates, their respective Affiliates or any related entity shall count as only one (1) Person with respect to any such determination

Section 2.

REGISTRATION RIGHTS

2.1 Certain Definitions. As used in this Section 2 and elsewhere in this Agreement, the following terms shall have the following respective meanings:

“2020 Common Stock Purchase Agreements” means stock purchase agreements entered into by the Company and closed during 2020 whereby shares of Common Stock were sold by the Company at a price equal to $49.0120 per share of Common Stock, including but not limited to that certain Series F Preferred Stock and Common Stock Purchase Agreement dated March 6, 2020, that certain Common Stock Purchase Agreement dated May 7, 2020, that certain Common Stock Purchase Agreement dated June 29, 2020 and that certain Common Stock Purchase Agreement dated August 7, 2020.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“BlackRock Purchasers” means BlackRock Science and Technology Trust, BlackRock Science and Technology Trust II, BlackRock Technology Opportunities Fund, a series of BlackRock Funds, BlackRock Global Funds – World Technology Fund, and BlackRock Global Funds – Next Generation Technology Fund, collectively.

“Capital Group” means SMALLCAP World Fund, Inc. and American Funds Insurance Series Global Small Capitalization Fund, collectively.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act and the Exchange Act at the time.

“CPPIB Purchaser” means CPP Investment Board PMI-2 Inc.

“Crescent Purchaser” means Crescent International Holdings Limited.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Franklin Purchasers” means Franklin Growth Opportunities Fund and Franklin Templeton Investment Funds – Franklin U.S. Opportunities Fund, collectively.

“FTP 2021 Shares” means the shares of Common Stock issued to one or more affiliates of FT Partners pursuant to the Subscription Agreement dated February 19, 2021.

“Initial Public Offering” shall mean an initial underwritten public offering of the Company’s Common Stock pursuant to an effective Registration Statement filed under the Securities Act, other than pursuant to a Registration Statement on Form S-8 or any similar or successor form.

“Lone Pine” means Lone Cypress, Ltd., Lone Spruce, L.P., Lone Cascade, L.P., Lone Monterey Master Fund, Ltd. And Lone Sierra, L.P., collectively.

“Major Investor” means a Series B Holder, Series C Holder, Series D Holder, Series E Holder, Series F Holder, Senior Preferred Holder, Convertible Common Holder, the CPPIB Purchaser, the Franklin Purchasers, the BlackRock Purchasers, the Crescent Purchaser, the Sequoia Purchaser or the Sapphire Purchaser.

“Mastercard” means Mastercard Investment Holdings, Inc.

“Neuberger” means Neuberger Berman Investment Advisers LLC, Neuberger Berman Alternatives Funds, Neuberger Berman Long Short Fund, Neuberger Berman Equity Funds, Neuberger Berman Focus Fund and Neuberger Berman Equity Funds, Neuberger Berman Guardian Fund, collectively.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registrable Securities” shall mean (i) the shares of Common Stock (x) issued or issuable upon conversion of the Preferred Stock or Convertible Common Stock, or (y) issued pursuant to the 2020 Common Stock Purchase Agreements (including, for the avoidance of doubt, any new equity securities that are issued in connection with the exercise of any preemptive rights in respect of the shares of Common Stock issued pursuant to the 2020 Common Stock Purchase Agreements), or (z) the FTP 2021 Shares, and (ii) any securities issued as a dividend or other distribution with respect to, or in exchange or in replacement of, the shares referenced in clause (i) above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such securities has been declared effective by the Commission and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (iii) such securities are otherwise transferred and such securities may be resold without subsequent registration under the Securities Act, or (iv) such securities shall have ceased to be outstanding.

“Registration Expenses” shall mean all expenses (except for “Selling Expenses” as defined below) incurred by the Company in complying with this Section 2, including, without limitation, all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel for the Company and, in the case of a registration referred to in this Section 2, the reasonable fees and disbursements of one counsel for the selling stockholders (as designated by a majority in interest of such selling stockholders).

The terms “register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 filed by the Company with the Commission for a public offering and sale of securities of the Company.

“Restated Certificate” shall mean the Company’s Seventh Amended and Restated Certificate of Incorporation, as in effect as of the date hereof.

“Sapphire Purchaser” means Sapphire Ventures Fund IV, L.P.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Senior Majority” means the holders of at least a majority of the outstanding shares of Senior Preferred Stock (provided that after a conversion to Redeemable Preferred Stock, at least a majority of the outstanding shares of Redeemable Preferred Stock), collectively voting together as a separate class.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.2 or 2.3 and all fees and disbursements of counsel for the Investors not included in Registration Expenses.

“Sequoia Purchaser” means SCGE FUND, L.P.

“Significant Stockholder” means any Stockholder that, (i) collectively with its Affiliates, holds at least five percent (5%) of the outstanding Registrable Securities, (ii) each of Mastercard, CDPQ (as defined herein) and Temasek (as defined herein), to the extent for each party that such party and its Affiliates collectively own at least fifty percent (50%) of the shares of Series F Stock issued by the Company to such party pursuant to the Series F Purchase Agreement at the initial closing thereunder (subject, in each case, to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), (iii) Sixth Street to the extent that such party and its Affiliates collectively own at least fifty percent of the shares of Senior Preferred (or if such shares have been converted, shares of Redeemable Preferred and Convertible Common Stock) issued by the Company to such party pursuant to that certain Senior Preferred Stock Purchase Agreement, dated of October 1, 2019 (the “Senior Preferred Stock Purchase Agreement”), (iv) Capital Group to the extent such party and its Affiliates collectively own at least fifty percent (50%) of the shares of Series F Stock issued by the Company to such party pursuant to that certain Series F Preferred Stock Purchase Agreement, by and among the Company and Capital Group, dated December 26, 2019.

“Significant Transaction” shall have the meaning set forth in the Restated Certificate.

“Sixth Street” means the holders of a majority in interest of the equity of the Company held by TCS Finance (A), LLC, Sixth Street Specialty Lending, Inc., TAO Finance 1, LLC and Redwood IV Finance 1, LLC (formerly referred to as “TPG” in this Agreement).

2.2 Required Registrations. At such time as the Company shall have qualified for the use of Form S-3 (or any similar short-form or forms promulgated by the Commission), a Significant Stockholder or a group of Investors holding at least ten percent (10%) of the Preferred Stock, on an as converted basis, shall have the right to request a registration on Form S-3 or such similar form, as the case may be (collectively, “Form S-3”). As promptly as practicable, but not later than ten (10) days after receipt of any registration requests hereunder, the Company shall give written notice of the request to all Investors who hold Registrable Securities. The Company shall, as reasonably expeditiously as practicable, use its reasonable best efforts to effect the registration on Form S-3 of all shares of Registrable Securities which the Company has been requested to register (including, without limitations, Registrable Securities of any Investor or Investors joining in the original request as is specified in a written request given within 15 days after receipt of such written notice from the Company); provided, however, that the Company shall not be obligated to file and cause to become effective (i) more than two registrations under Section 2.2 in any one twelve-month period or (ii) any Registration Statement on Form S-3 where the proposed aggregate offering price of the Registrable Securities to be sold thereunder is less than $10,000,000.

2.3 Incidental Registrations.

(a) If at any time or from time to time following an Initial Public Offering, the Company shall determine to register any of its Common Stock, for its own account or for the account of any of its stockholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction or any Rule adopted by the Commission in substitution therefor or in amendment thereto, or a registration on any registration form which does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of Registrable Securities such as Form S-4 and Form S-8, the Company will:

(i) promptly give to Investors written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws); and

(ii) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests received by the Company within twenty (20) days after the giving of such written notice by the Company, by Investors, subject to the limitations set forth in Section 2.3(b).

(b) If the registration of which the Company gives notice is for a registered public offering involving an underwritten public offering, the Company shall so advise the Investors as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the Investors’ right to registration pursuant to this Section 2.3 shall be conditioned upon the Investors’ participation in such underwritten public offering and the inclusion of the Investors’ Registrable Securities in the underwritten public offering to the extent provided herein. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, all shares to be sold by the Company shall be included in such offering before any Registrable Securities are so included, and the underwriter may limit the number of Registrable Securities to be included in the registration and underwritten public offering. The Company shall so advise the Investors of the number of shares of Registrable Securities that may be included in the registration and underwritten public offering shall be allocated among the Investors in proportion, as nearly as practicable, to the respective amounts of Registrable Securities owned by such holders at the time of filing the Registration Statement. If the terms of any such underwritten public offering differ materially from the terms (including range of offering price) previously communicated to Investors, the Investors may elect to withdraw therefrom by written notice to the Company and the underwriter, which notice, to be effective, must be received by the Company at least two (2) business days before the anticipated effective date of the Registration Statement. In the event that the contemplated sale does not involve an underwritten public offering and a determination that the inclusion of the Registrable Securities adversely affects the marketing of the shares shall be made by the Board of Directors in its good faith discretion, then no Registrable Securities are required hereby to be included in the contemplated sale.

(c) The Company may at any time withdraw or abandon any Registration Statement which triggers the provisions of this Section 2.3 without any liability to the Investors.

2.4 Demand Registrations.

(a) At any time after 180 days after an Initial Public Offering, Investors holding collectively Registrable Securities valued at more than $200 million, shall have the right to require the Company to file a registration statement under the Securities Act covering all or any part of their respective Registrable Securities on Form S-1 or any successor or similar long-form registration, by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. All registrations requested pursuant to this Section 2.4 are referred to herein as “Demand Registrations.” Within 10 days after receipt of any such request, the Company (i) will give written notice of such requested registration to all Investors and (ii) shall, as soon as practicable, use its diligent best efforts to effect as soon as practicable but in any event within 90 days of the receipt of such request, such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Exchange Act) as may be so requested and as would permit or facilitate the sale and distribution of such portion of such Registrable Securities as is specified in such request, together with such portion of Registrable Securities of any Investor or Investors joining in such request as is specified in a written request given within 15 days after receipt of such written notice from the Company.

(b) Priority on Demand Registrations. The Company will not include in any Demand Registration any securities that are not Registrable Securities, including securities proposed to be sold by the Company for its account, without the prior written consent of the Investors of at least a majority of the Registrable Securities included in such registration. All Demand Registrations shall be underwritten registrations unless the Investors holding at least a majority of the Registrable Securities included therein agree otherwise. If in a Demand Registration the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, that can be sold therein without adversely affecting the marketability of the offering, then the Company shall so advise all Investors holding Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all such Investors, including the Investors initiating the registration in proportion (as nearly as practicable) to the respective amounts of Registrable Securities owned by each Investor at the time of filing the Registration Statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Limitations on Demand Registrations. Notwithstanding the provisions of Section 2, the Company shall not be required to take any action to effect a registration demanded pursuant to this Section 2.4:

(i) after the Company has effected three (3) registrations pursuant to Section 2.4(a) with respect to registrations requested by Investors; provided, however, that any registration that does not include at least 90% of all Registrable Securities requested to be included therein shall not count against such limit and that any registration in which all Registrable Securities included therein (other than a shelf registration that does not contemplate an underwritten offering of Registrable Securities) are not sold in accordance with the plan of distribution described in such registration shall not count against such limit;

(ii) if such registration would become effective within 120 days following the effective date of any prior registration statement with respect to an underwritten public offering of the Company’s securities;

(iii) if, within 30 days of receipt of a written request from the Investors initiating registration pursuant to Section 2.4, the Company gives notice to the holders of Registrable Securities of the Company’s good faith intention to make a public offering of its securities within 90 days;

(iv) if the Company shall furnish to the Investors initiating registration pursuant to Section 2.4 a certificate signed by the Chairman of the Board of Directors stating that, in the good faith judgment of the Board of Directors, such registration, if made or continued, would materially interfere with any material financing, acquisition, corporate reorganization, merger or other transaction involving the Company, in which event the Company shall have the right to defer the filing of a registration statement for a period of not more than 90 days after receipt of the request of the Investors initiating registration pursuant to Section 2.4; provided that such right to delay a request shall not be exercised by the Company more than once in any twelve month period; or

(v) if the anticipated aggregate offering price to the public in such registration would not exceed $10,000,000.

2.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification and compliance pursuant to subsection 2.2, 2.3 and 2.4 shall be borne by the Company. All Selling Expenses incurred in connection with any such registration shall be borne by the selling stockholders on a pro rata basis. If, notwithstanding this Agreement, applicable authorities in any state wherein Registrable Securities are to be sold require an allocation of Registration Expenses, each Investor agrees to pay its apportioned share thereof.

2.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep Investors advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities, and use its best efforts in good faith to cause such Registration Statement to become and remain effective as provided herein;

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus included in such Registration Statement as may be necessary or advisable to comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement or as may be necessary to keep such Registration Statement effective and current, but for no longer than six (6) months subsequent to the effective date of such registration;

(c) furnish to Investors such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors may reasonably request in order to facilitate the disposition of the Registrable Securities;

(d) enter into such customary agreements and take all such other action in connection therewith as any Investor may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(e) use its best efforts in good faith to register and qualify the Registrable Securities covered by such Registration Statement under such securities or Blue Sky laws of such jurisdictions as Investors shall reasonably request and do any and all such other acts and things as may be reasonably necessary or advisable to enable Investors to consummate the disposition in such jurisdictions of the Registrable Securities; provided, however that the Company shall not be required in connection therewith to qualify to do business or file a general consent to service of process in any such jurisdiction, nor shall the Company be required to take any position or change in accounting methods in order to effect such registration if the Board of Directors determines in good faith that the same would be materially detrimental to the Company; and

(f) obtain (i) addressed to the underwriters in the offering, an opinion of counsel for the Company, dated the effective date of the Registration Statement, and (ii) addressed to the underwriters in the offering, a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in the Registration Statement, covering substantially the same matters with respect to the Registration Statement (and the prospectus included therein) and (in the case of the “comfort” letter) with respect to events subsequent to the date of the financial statements, as are customarily covered (at the time of such registration) in opinions of issuer’s counsel and in “comfort” letters delivered to the underwriters in underwritten public offerings of securities.

Notwithstanding the foregoing provisions of this Section 2.6, (1) the Investors will not (until further notice) effect sales thereof after receipt of written notice from the Company to suspend sales to permit the Company to correct or update such Registration Statement or prospectus; but the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period of days equal to the period such suspension is in effect; and (2) at the end of any period during which the Company is obligated to keep any Registration Statement current and effective as provided by this Section 2.6 (and any extensions thereof required by the preceding paragraph (1) of this Section 2.6), the Investor shall discontinue sales of shares pursuant to such Registration Statement upon notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and Investors shall notify the Company of the number of shares registered which remain unsold promptly after receipt of such notice from the Company.

2.7 Indemnification.

(a) The Company will indemnify Investors, each of the officers and directors of Investors, and each Person controlling Investors (within the meaning of the Securities Act or the Exchange Act), if Registrable Securities held by Investors are included in the securities with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter of such Registrable Securities, if any, and each Person who controls such underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse Investors, each of the officers and directors of Investors, and each Person controlling Investors (within the meaning of the Securities Act or the Exchange Act), such underwriter and each Person who controls such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to Investors or underwriter in any such case to the extent that such claim, loss, damage, liability or expense arises out of or is based on (i) any untrue statement or omission made in reliance upon and in conformance with written information furnished to the Company by or on behalf of Investors or underwriter, as applicable, and which was furnished specifically for the purpose of being used therein or (ii) a failure by Investors, as applicable, to deliver a final prospectus to its transferee if any material change has been made to the preliminary prospectus and notice of such change has been previously delivered to such Investors.

(b) Each Investor, severally but not jointly, will, if Registrable Securities held by such Investor are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such registration, qualification or compliance, and each Person who controls the Company or such underwriter within the meaning of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other similar document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse the Company, such directors, officers, partners, Persons, underwriters or control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Investor and which was furnished specifically for the purpose of being used therein; provided, however, that the liability of each Investor under this Section 2.7 shall be limited to an amount equal to the proceeds to such Investor of Registrable Securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party, at such party’s expense, to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense (except for the payment of fees, costs and expenses provided for below), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Notwithstanding the election of the Indemnifying Party to assume the defense of any such claim or litigation, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim or litigation, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such claim or litigation include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party); (iii) in the exercise of the Indemnified Party’s reasonable judgment, the Indemnifying Party shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such claim or litigation; or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnified Party shall not settle any such claim or litigation without the consent of the Indemnifying Party.

(d) Notwithstanding the foregoing provisions of this Section 2.7, if a registration is subject to a firm commitment underwriting, neither the Company nor Investor shall be required to indemnify any other party to a greater extent than the obligation of the Company or Investor to the underwriters pursuant to the underwriting agreement pertaining to such registration.

2.8 Information by Investors. Each Investor shall furnish to the Company in writing such information regarding such Investor and the distribution proposed by such Investor as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

2.9 “Market Stand-off” Agreement. If required by the managing underwriter, each Stockholder (subject to the subsection (B) below) hereby agrees that he, she or it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 for an IPO or on the closing of an acquisition pursuant to a merger proxy on Form S-4 in connection with an acquisition of the Company by a special purpose acquisition company, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.9 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The foregoing provisions of this Section 2.9 shall also not apply to (A) the transfer of shares by a Stockholder to its Affiliates, provided that such Affiliates agree to be bound by this Agreement and (B) the holders of Convertible Common Stock (or any Common Stock issued in exchange or conversion of Convertible Common Stock) with respect to their holdings of Convertible Common Stock (or any Common Stock issued in exchange or conversion of the Convertible Common Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.9 or that are necessary to give further effect thereto.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Company’s capital stock to the public without registration, at all times after 90 days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public, the Company agrees to make and keep public information available, as those terms are understood and defined under Rule 144, use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and furnish to any Investor upon request, a written statement as to the Company’s compliance with the reporting requirements of Rule 144 and such other documents as any Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investors to sell any of their Registrable Securities without registration.

2.11 Company Obligation. With respect to any Investor that is not a Significant Stockholder, the Company shall not be obligated under Sections 2.2, 2.3 or 2.4 to register or include in any registration Registrable Securities that such Investor has requested to be registered if (i) all Registrable Securities held by such Investor may be publicly offered, sold and distributed without registration under the Securities Act pursuant to Rule 144 promulgated by the Commission under the Securities Act, and (ii) a Qualified Offering (as such term is defined in the Restated Certificate from time to time) has occurred.

Section 3.

RIGHT OF FIRST REFUSAL;

RIGHT OF CO-SALE

3.1 Certain Definitions.

(a) As used in this Section 3, the term “Pro Rata Share” means, with respect with respect to each Major Investor, the ratio (A) the numerator of which is the number of Securities held by such Major Investor (calculated on an as-converted to Common Stock basis, but for the Senior Preferred, the number of Convertible Common Stock to be issued to the Senior Preferred assuming a conversion of the Senior Preferred on such date pursuant to paragraph IV.G(2) of the Restated Certificate or if converted, the Convertible Common Stock, calculated counting the number of Convertible Common Stock outstanding as the case may be) on the date of the Transferor’s (as defined herein) written notice pursuant to Section 3.3 hereof, and (B) the denominator of which is (i) with respect to the right of first refusal set forth in Section 3.3, the number of Securities then-held by all Major Investors (calculated on an as-converted to Common Stock basis, but for the Senior Preferred, the total number of shares of Convertible Common that would be issuable assuming a conversion of the Senior Preferred on such date pursuant to paragraph

IV.G(2) of the Restated Certificate, or if converted, the Convertible Common Stock outstanding as the case may be) or (ii) with respect to the right of co-sale set forth in Section 3.4, the number of Securities then-held by all Major Investors (calculated on an as-converted to Common Stock basis) who intend to exercise co-sale rights with respect to such sale, plus the number of Securities held by the Transferor (calculated on as as-converted to Common Stock basis).

(b) As used in this Section 3, the term “Competitor” means any Person who (i) is engaged in developing, manufacturing, distributing, or selling any product, service, or technology that is competitive with any material part of the Company’s business at the time of Transfer, including but not limited to development, manufacture, marketing, distribution, and/or sale of: paperless (A) accounts payable software and services, (B) business-to-business payment and management, (C) utilities payment and management, (D) utilities procurement, (E) on-demand invoice management and (F) services related to the foregoing (a “Competitor Business”) or (ii) beneficially owns twenty percent (20%) or more of the shares of a Competitor Business; provided, that, notwithstanding anything herein to the contrary, each of the Series E Investor (as defined herein), Mastercard, Caisse de dépôt et placement du Québec (“CDPQ”), Ossa Investments Pte. Ltd. (“Temasek”), Capital Group, Sixth Street and each of their respective Affiliates shall be deemed to not be a Competitor of the Company.

3.2 Company Right of First Refusal. In the event of a proposed Transfer of Securities by a Stockholder (or its successors or assigns) (the “Transferor”), other than as permitted in Section 3.5 hereto, the Transferor shall first submit a written offer to sell such Securities to the Company at the same price per Security and upon the same terms and conditions offered by a bona fide purchaser of such Securities and also provide the Company with the executed purchase agreement, if any, with the proposed bona fide purchaser of such Securities. Such written offer to the Company shall continue to be a binding offer to sell such Securities in whole or in part until (1) rejected by the Company, in writing; or (2) the expiration of a period of sixty (60) days after delivery of such written offer to the Company unless the Company has provided written notice of the acceptance of such offer in whole or in part on or prior to such date, whichever shall first occur. Every written offer submitted in accordance with the provisions of this Section 3.2 shall specifically name the Person(s) to whom the Transferor intends to Transfer the Securities, the number of Securities which it or he intends so to Transfer to each Person and the price per Security and other terms upon which each intended Transfer is to be made. To the extent that the price per Security includes any non-cash consideration, the price per Security payable by the Company shall equal the Fair Market Value of the noncash consideration plus any cash consideration. For purposes of this Section 3.2, “Fair Market Value” shall be the market value of such noncash consideration as determined by an independent appraiser mutually agreeable to the Company and the Transferor. The cost of such appraisal shall be shared equally by the Company and the Transferor. All Transfers to the Company hereunder shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory business day as soon as practicable once the Company agrees in writing to purchase the Securities. The delivery of certificates or other instruments evidencing such Securities, duly endorsed for Transfer, shall be made on such date against payment of the purchase price for such Securities. Notwithstanding the foregoing, this Section 3.2 shall not apply to Transfers made after July 21, 2018 by (i) Bain Capital Venture Fund 2014, L.P. or any Affiliate thereof (the “Series E Investor”), (ii) Mastercard or any Affiliate

thereof, (iii) CDPQ or any Affiliate thereof, or (iv) Temasek or any Affiliate thereof, or (v) any Senior Preferred Holder, Redeemable Preferred Holder or Convertible Common Holder or any Affiliate thereof, in each case as long as such Transfers comply with Section 1 herein. Notwithstanding the foregoing, this Section 3.2 shall not apply to Transfers made after December 27, 2020 by Capital Group or any Affiliate thereof as long as such Transfers comply with Section 1 herein.

3.3 Stockholder Right of First Refusal. In the event of a proposed Transfer of Securities by a Transferor, other than as permitted in Section 3.5 hereto, as to which the Company’s right of first refusal, if any, set forth in Section 3.2 is not exercised in full, the Transferor shall then submit to each of the Major Investors written offers to sell (hereinafter the “Offerees”), at the same price per Security and upon the same terms and conditions previously offered to the Company, any of the Securities not previously purchased by the Company under the aforesaid offer to it, such Securities to be allocated among the Offerees on the basis of their respective Pro Rata Share. Each such offer shall continue to be a binding offer to sell until expressly accepted or rejected by the Offerees or until the expiration of thirty (30) days after its delivery to the Offerees, whichever shall first occur. Upon the expiration of such 30-day period, the Transferor shall submit notice to each Major Investor if any Offerees have not agreed to purchase its or his Pro Rata Share. If any such Offeree does not elect to purchase all the Securities offered it or to him, the Transferor shall give the other Offerees written notice of the number of unpurchased Securities and any such Offerees may purchase all or any part of the unpurchased Securities by giving to the Transferor written notice of its or his election so to purchase not later than five (5) business days after delivery of the written notice from Transferor. If more than one Offeree exercises this election to purchase unpurchased Securities and such unpurchased Securities are oversubscribed, such Securities shall be divided between or among such Offerees in proportion to their respective Pro Rata Share of all Securities up to the full amount of the unpurchased Securities. Every written offer submitted in accordance with the provisions of this Section 3.3 shall specifically name the Person to whom the Transferor intends to Transfer the Securities, the number of Securities which it or he intends so to Transfer to each Person and the price per Securities and other terms upon which each intended Transfer is to be made. Upon the termination of all such written offers and the five-day period provided for above, the Transferor shall be free to Transfer, for a period of thirty (30) days thereafter, any unpurchased Securities to the Persons so named at the price per Security and upon the other terms and conditions so named in the written offer to the Major Investors, provided that any such transferee of those Securities shall thereafter be bound by all the provisions of this Agreement. To the extent that the price per Security includes any non-cash consideration, the price per Security payable by the Offerees shall equal the Fair Market Value of the noncash consideration plus any cash consideration. For purposes of this Section 3.3, “Fair Market Value” shall be the market value of such noncash consideration as determined by an independent appraiser mutually agreeable to the Offerees and the Transferor. The cost of such appraisal shall be shared equally by the Offerees, on one hand, and the Transferor, on the other hand. All Transfers to Offerees hereunder shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory business day as soon as practicable, but in no event more than thirty (30) days after the expiration of the five-day period provided for above. The delivery of certificates or other instruments evidencing such Securities, duly endorsed for Transfer, shall be made on such date against payment of the purchase price for such Securities. Notwithstanding the foregoing, this Section 3.3 shall not apply to Transfers made after July 21, 2018 by (i) the Series E Investor, (ii) Mastercard or any Affiliate thereof, (iii) CDPQ or any Affiliate thereof, or (iv) Temasek or any Affiliate thereof or (v) any Senior Preferred Holder, Redeemable Preferred Holder or Convertible Common Holder or any Affiliate thereof, in each case as long as such Transfers comply with Section 1 herein. Notwithstanding the foregoing, this Section 3.3 shall not apply to Transfers made after December 27, 2020 by Capital Group or any Affiliate thereof as long as such Transfers comply with Section 1 herein.

3.4 Stockholder Right of Co-Sale. In the event of a proposed Transfer of Securities (the “Offered Shares”) by any Stockholder (or its successors or assigns) to a third party (the “Buyer”), other than as permitted in Section 3.5 hereto, as to which the rights of first refusal, if any, set forth in Section 3.2 and Section 3.3 hereof are not exercised in full, each Major Investor (other than the Senior Preferred Holders, the Redeemable Preferred Holders and the Convertible Common Holders in their capacity as such) shall have the right to participate in such Transfer on the same terms and conditions as the Transferor (the “Co-Sale Right”). Each Major Investor shall receive consideration for each Security that such Major Investor elects to Transfer up to its Pro Rata Share of the Offered Shares in an amount equal to, on a per Security basis, the price per share being received by the Transferor in the Transfer. Each Major Investor shall be entitled to act upon the Buyer’s offer to buy within twenty (20) days after receipt of the written notice that shall be delivered by such Stockholder to the Company and each Major Investor that fully describes the offer. In the event that any Major Investor shall elect to participate in such Transfer, each such Major Investor shall communicate in writing such election to such Stockholder. The Transferor shall not be entitled to proceed with the Transfer until it has complied with its obligations hereunder, and the number of Offered Shares proposed to be Transferred by the Transferor shall be reduced as necessary to permit the exercise of the Co-Sale Rights provided under this Section 3.4. In connection with the exercise of its Co-Sale Right hereunder, (A) no Major Investor (nor any Affiliate thereof) shall be required, as a condition to selling any Securities pursuant to this Section 3.4, to enter into any non-competition or non-solicitation agreement or other agreement that limits or restricts such Major Investor’s (of an Affiliate thereof) investments or activities or those of any other fund or client account advised or managed by such Major Investor or its Affiliates, (B) no Major Investor shall be liable for the breach or inaccuracy or breach of any representation or warranty made by any other Person, and (C) in no event shall the liability of a Major Investor in connection with the Transfer of Securities in such transaction be greater than the dollar value of the proceeds received by such Major Investor upon the Transfer of the Securities to Buyer. Notwithstanding the foregoing, the Co-Sale Right of the Major Investors shall not apply to Transfers by (i) the Series E Investor, (ii) Mastercard or any Affiliate thereof, (iii) CDPQ or any Affiliate thereof, (iv) Temasek or any Affiliate thereof, or (v) any Senior Preferred Holder, Redeemable Preferred Holder or Convertible Common Holder or any Affiliate thereof, in each case as long as such Transfers comply with Section 1 herein. Notwithstanding the foregoing, the Co-Sale Right of the Major Investors shall not apply to Transfers by Capital Group or any Affiliate thereof as long as such Transfers comply with Section 1 herein.

3.5 Exempt Transfers.

(a) Notwithstanding the foregoing, the provisions of Sections 3.2, 3.3 and 3.4 shall not apply (i) in the case of Stockholders who are natural persons, to any transfer or gift by a Stockholder to (x) such Stockholder’s parents, spouse, siblings or lineal descendants, whether by blood or by adoption (“immediate family member”), or (y) a trust or other entity established by the Stockholder for the benefit of such Stockholder or his immediate family member; (ii) in the case of any Stockholders who are not natural persons, (x) to any transfer to any partner, member or Affiliate of the same, and (y) for such Stockholders that are widely held mutual funds, to any indirect transfer pursuant to a merger or reorganization of such fund with a third party where a primary purpose of such merger or reorganization is not the transfer of the Company’s securities; (iii) to any transfer or gift by a Stockholder to a Section 501(c)(3) organization or a non-profit foundation or other non-profit organization; or (iv) subject to the terms as approved by the Board of Directors, (x) the transfer by David and Ken Miller of equity securities of AvidXchange Partners II, LLC (“AvidXchange Partners”) to other members of AvidXchange Partners, and (y) any transfers of the up to 575,000 shares of Common and Preferred Stock previously transferred by David and Ken Miller to AvidXchange Partners upon the dissolution of AvidXchange Partners in accordance with its operating agreement, provided that, in each of (i), (ii), (iii) and (iv) above, the transferee or donee shall furnish the Company and the Investors with a written agreement to be bound by and comply with all provisions of this Agreement, including Section 3 hereof, and provided, further, that, in the case of (iii) above, the transfer or gift shall not exceed two and one-half percent (2 1⁄2%) of the total outstanding ownership of the Company (on an as-converted to Common Stock basis). Such transferred restricted shares shall remain restricted shares hereunder, and any such transferee or donee shall be treated as a “Stockholder” for purposes of this Agreement.

(b) Notwithstanding the foregoing, the rights of first refusal and rights of co-sale granted under this Section 3 shall not apply to, and shall expire upon, the effectiveness of a registration statement in connection with a Qualified Offering (as defined in the Restated Certificate).

3.6 No Waiver. The exercise or non-exercise by a Major Investor or the Company of its or his rights under this Section 3 shall not adversely affect its right to exercise such rights in connection with future Transfers.

3.7 Material Information. The Company shall provide all Major Investors with all material information necessary to evaluate whether to exercise rights of first refusal or co-sale pursuant to this Section 3 and such rights shall not expire until ten (10) business days after the Company provides such information, notwithstanding any other provisions of this Agreement.

3.8 No Avoidance of Certain Protections. Notwithstanding anything to the contrary set forth in this Agreement, no Stockholder shall, or shall permit its equity-holders to, take or permit any action designed to avoid the right of first refusal set forth in Section 3.2 and Section 3.3 and/or the right of co-sale set forth in Section 3.4, by making one or more exempt transfers pursuant to Section 3.5 and then disposing of such party’s interest in any such permitted transferee or having the transferee dispose of all or any portion of the transferred shares.

Section 4.

BOARD OF DIRECTORS

4.1 Board of Directors.

(a) The Stockholders hereby agree to vote (in person, by proxy or by action by written consent, as applicable) all of the shares of voting capital stock of the Company that they own, of record or beneficially, for the election to the Board of Directors of: (i) two (2) representatives nominated by the Series E Holders as set forth in Section 4.1(g) (the “Series E Directors”); (ii) two (2) representatives nominated by the Series F Holders as set forth in Section 4.1(i) (the “Series F Directors”); (iii) one representative nominated by the Senior Majority as set forth in Section 4.1(k) (the “Senior Preferred Director”), and (iv) the remaining representatives nominated by the Stockholders, voting together as a single class as set forth in Section 4.1(f) (the “Common Directors”), at least two of the Common Directors shall be independent directors (the “Independent Directors”) and one shall be the Chief Executive Officer of the Company. The Independent Directors shall not be officers or employees of the Company, and the determination of independence with respect to such directors shall be made by the other members of the Board of Directors or an appropriate committee thereof.

(b) The Stockholders shall (i) set and keep the Board of Directors at no more than twelve (12) members, and (ii) take all other action that may be necessary or proper to effect the foregoing (whether in their capacities as a stockholder, member of the Board of Directors or committee thereof, officer of the Company, or otherwise, and including, without limitation, attendance at meetings of the stockholders or the Board of Directors in person or by proxy for the purposes of obtaining a quorum and the execution of written consents in lieu of meetings). The Company shall take all action that may be necessary or proper to effect the foregoing (including, without limitation, calling regular and special meetings of the stockholders or the Board of Directors).

(c) The Company shall provide Stockholders who hold shares of voting capital stock of the Company with at least ten days prior notice (in writing or by electronic transmission) of any notice to the stockholders of the Company of a meeting at which directors are to be elected. Each Stockholder or Stockholders entitled to nominate a director pursuant to this Section 4 shall give notice (in writing or by electronic transmission) to the Company (and the Company shall deliver such notice to the other stockholders of the Company), no later than five days after their receipt of such notice, of the representative or representatives designated by such Stockholders as their nominees for election to the Board of Directors, which nominee or nominees the Company shall nominate and recommend for election. If any of the parties fails to give their respective notices as provided above, it shall be deemed that the representative nominated by such Stockholders that is then serving on the Board of Directors shall be designated for reelection.

(d) The Stockholders shall not vote to remove any member of the Board of Directors designated as provided in this Agreement other than in the event of willful misconduct (in the reasonable judgment of two-thirds (2/3rds) or more of the other members of the Board of Directors) or unless (i) such removal is requested by the holders of a majority of the shares of stock entitled to designate such member of the Board of Directors or (ii) the individual(s) or entity(ies) originally entitled to designate such director are no longer so entitled to designate such director.

(e) If any member of the Board of Directors designated pursuant to this Agreement ceases for any reason to serve as a member of the Board of Directors during their term of office, the resulting vacancy on the Board of Directors shall be filled by a representative designated by the stockholders that designated such former director pursuant to this Agreement; provided, however, that the Board of Directors may fill any vacancy that occurs in a seat held by a Common Director in accordance with the Bylaws of the Company.

(f) The Common Directors shall be selected by a majority-in-interest of the Common Holders, Acquisition Stock Holders, the Series A Holders and the Major Investors with voting rights, voting together as a single class, and shall be removed at the request of a majority-in-interest of the Common Holders, the Acquisition Stock Holders, Series A Holders and the Major Investors with voting rights, voting together as a single class, with each Common Holder’s, Series A Holder’s, and Major Investor’s interest determined on an as-converted to Common Stock basis and, pursuant to the Company’s Restated Certificate, the Acquisition Stock Holders interest determined on a 1/10th of as-converted to Common Stock basis. The Common Directors as of the date hereof are Michael Praeger (Chief Executive Officer), Jim Hausman, Brad Feld (serving as an Independent Director) and Nigel Morris (serving as an Independent Director).

(g) One (1) Series E Director shall be selected by and may be removed at the request of the holders of a majority of the then-outstanding shares of Series E Stock, and one (1) Series E Director shall be selected by and may be removed by Bain Capital Venture Fund 2014, L.P. The Series E Directors as of the date hereof are Matt Harris and Hans Morris. Further, one Series E Director shall have the right to serve on each of the Compensation Committee and Audit Committee of the Company’s Board of Directors.

(h) The obligation of the Stockholders to elect the Series E Directors under this Agreement shall terminate at such time as the Series E Investor holds less than fifty percent (50%) of the number of shares of Series E Stock of the Company acquired by the Series E Investor pursuant to the terms of that certain Series E Preferred Stock Purchase Agreement, dated as of July 2, 2015, by and among the Company and the purchasers listed on Exhibit A thereto (the “Series E Purchase Agreement”). At such time as the Stockholders are no longer obligated to elect the Series E Directors, the Series E Directors shall be Common Directors and be subject to the provisions set forth above relating to the Common Directors.

(i) Subject to the last sentence of this Section 4.1(i), one (1) Series F Director (the “Mastercard Director”) shall be selected by and may be removed by Mastercard, and one (1) Series F Director (the “CDPQ Director”) shall be selected by and may be removed by CDPQ. As of the date hereof, the Mastercard Director is James Anderson and the CDPQ Director is Wendy Murdock. Further, a Series F Director shall have the right to serve on each committee of the Company’s Board of Directors. The selection of each Series F Director (including selection of such directors for re-election) shall require the approval of the Company (such approval not to be unreasonably withheld, delayed or conditioned in either case).

(j) The obligation of the Stockholders to elect the Mastercard Director under this Agreement shall terminate at such time as Mastercard owns less than 50% of the shares of Series F Stock issued by the Company to Mastercard pursuant to that certain Series F Preferred Stock Purchase Agreement, dated as of May 31, 2017, by and among the Company and the purchasers listed on Exhibit A thereto (the “2017 Series F Purchase Agreement”) at the initial closing thereunder (as such shares are appropriately adjusted for stock splits, stock dividends, combinations, and other recapitalizations). The obligation of the Stockholders to elect the CDPQ Director under this Agreement shall terminate at such time CDPQ owns less than 50% of the shares of Series F Stock issued by the Company to CDPQ pursuant to the 2017 Series F Purchase Agreement at the initial closing thereunder (as such shares are appropriately adjusted for stock splits, stock dividends, combinations, and other recapitalizations). At such time as the Stockholders are no longer obligated to elect a Series F Director, such Series F Director shall be a Common Director and be subject to the provisions set forth above relating to the Common Directors.

(k) Subject to the last sentence of this Section 4.1(k), the one (1) Senior Preferred Director shall be selected by and may be removed by the Senior Majority. Subject to the second to last sentence of this Section 4.1(k), the Senior Preferred Director as of the date hereof shall be Robert “Bo” Stanley. Further, the Senior Preferred Director shall have the right to serve on each committee of the Company’s Board of Directors, with the expectation that such director, absent special circumstances, will limit himself to serving on only one of the two current working committees of the Board. Notwithstanding the foregoing, if at any time the Senior Majority consists of Senior Preferred Holders or Redeemable Preferred Holders other than Sixth Street and/or its Affiliates, the designated replacement Senior Preferred Director shall require the approval of the Company (not to be unreasonably withheld) and may be subject to regulatory notification and/or approvals such replacement’s election as director shall be subject to and contingent upon the Company receiving such approval.

(l) The obligation of the Stockholders to elect the Senior Preferred Director under this Agreement shall terminate at such time as less than 50% of the shares of Senior Preferred Stock (or Redeemable Preferred Stock it converts into) issued by the Company pursuant to the 2019 Senior Preferred Stock Purchase Agreement remain outstanding (as such shares are appropriately adjusted for stock splits, stock dividends, combinations, and other recapitalizations). At such time as the Stockholders are no longer obligated to elect a Senior Preferred Director, such Senior Preferred Director may, at the Board’s discretion, become a Common Director and be subject to the provisions set forth above relating to the Common Director and, if the Board does not elect to allow such Senior Preferred Director to become a Common Director, such Senior Preferred Director shall cease to be a director of the Company.

(m) Notwithstanding any other provision of this Section 4, (A) if any of the events described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act (each a “Rule 506 Disqualification”), occurs with respect to any board member which may result in the Company’s ineligibility to rely on the exemption from registration provided by Rule 506 promulgated under the Securities Act, or (B) any governmental agency or authority suspends, withdraws or terminates any license or application of the Company related to money transmission as a result of a director serving on the Company’s Board of Directors or advises the Company that a director or director nominee is disqualified from serving on the Board of Directors (each a “MSB Disqualification”), in each case as determined by the other board members in consultation with legal counsel, such director shall be promptly removed from office, and the Stockholders hereby agree to vote all of the shares of voting capital stock of the Company that they own, of record or beneficially, to effect such removal, and such resulting vacancy shall be filled pursuant to the provisions of this Section 4. Without limiting the generality of the foregoing, each Person with the right to designate or participate in the designation of a director as specified above hereby agrees (i) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is subject to a Rule 506 Disqualification or a MSB Disqualification and (ii) that in the event such Person becomes aware that a Rule 506 Disqualification or a MSB Disqualification has occurred with respect to any individual previously designated by any such Person, such Person shall as promptly as practicable take such actions as are necessary to remove such disqualified designee from the Board of Directors and designate a replacement designee who is not subject to a Rule 506 Disqualification or a MSB Disqualification.

(n) Unless otherwise determined by the vote of a majority of the directors then in office, including, to the extent such directors are still in office, at least one (1) Series E Director, and at least one (1) Series F Director (a “Special Board Approval”), the Board of Directors shall meet at least once per fiscal quarter of the Company in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket expense in connection with their service as a director, including travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors.

(o) Notwithstanding the foregoing, the selection of any member for the Board shall be subject to regulatory notifications and/or approvals, including pursuant to the Company’s money transmitter licenses, and if approval from the Company’s various money transmitter licensing regulators is required for a new Board member, then such Board member’s selection shall be subject to and contingent upon the Company receiving such approval.

4.2 Observer Rights. The Company, upon the approval of the Board of Directors, may from time to time invite individuals to serve in a nonvoting observer capacity of the Board of Directors. Such Board of Directors observers shall enter into an agreement with the Company, that is approved by the Board of Directors, that outlines the details regarding the arrangement, including but not limited to information rights, attendance rights, payment for services (if any), term, removal processes and confidentiality obligations.

4.3 Expiration. The rights granted under this Section 4 shall not apply to, and shall expire upon, the effectiveness of a registration statement in connection with a Qualified Offering (as defined in the Restated Certificate).

Section 5.

COVENANTS

5.1 Restrictions on Sales of Control of the Company. Other than in connection with a Redemption of the Redeemable Preferred Stock or Convertible Common Stock (in accordance with the Restated Certificate), neither the Company nor any Stockholder shall be a party to any Significant Transaction unless all holders of Preferred Stock and Convertible Common Stock and all holders of Common Stock issued pursuant to the 2020 Common Stock Purchase Agreements are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in paragraph IV.C of the Restated Certificate.

5.2 Confidentiality, Inventions and Non-Competition Agreements. The Company shall cause each of its current and future officers and management, technical or professional employees to execute and deliver a confidentiality, inventions and non-competition agreement, except as otherwise provided by the Board of Directors in a particular case.

5.3 Compensation Committee. The Company’s Compensation Committee shall (among other things) (a) determine the compensation of (including issuances of options or other incentive equity), as well as the terms of any agreement or arrangement with, members of senior management of the Company (in their capacities as such), including the hiring and termination of any members of senior management and (b) on an annual basis, review and evaluate compensation and benefits for all members of senior management of the Company and its subsidiaries, and determine whether (i) to amend, modify or terminate the compensation and/or benefits of any existing member of senior management and/or (ii) authorize the payment of compensation to any new member of senior management of the Company and its subsidiaries. The Compensation Committee will act by a majority of its members.

5.4 Drag Along.

(A) In the event that (I) a Sale Trigger (as defined in Section 5.12 hereto) occurs, at the direction of the Senior Majority; or (II) (i) subject to Section 5.4(C) below, the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series E Stock, (ii) subject to Section 5.4(D), the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series F Stock originally issued prior to 2019 and the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series F Stock originally issued in 2019 or thereafter, (iii) subject to Section 5.4(E) below, a Senior Majority, (v) the Board of Directors and (vi) the holders of at least a majority of the shares of Common Stock then-outstanding (calculated on an as converted basis) (collectively, the “Electing Holders”) approve a Significant Transaction in writing, specifying that this Section 5.4 shall apply to such transaction, at the direction of the Electing Holders; then, in each case, each Stockholder and the Company hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Securities that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Securities in favor of, and adopt, such Significant Transaction and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Significant Transaction;

(b) if such transaction is structured as a sale of Securities, to sell the same proportion of Securities beneficially held by such Stockholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Securities, and on the same terms and conditions as the Electing Holders;

(c) to execute and deliver all customary related documentation and take such other action in support of the Significant Transaction as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 5.4, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Securities owned by such party or Affiliate in a voting trust or subject any Securities to any arrangement or agreement with respect to the voting of such Securities, unless specifically requested to do so by the acquiror in connection with the Significant Transaction; and

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Significant Transaction.

(B) Notwithstanding the foregoing, a Stockholder will not be required to comply with its obligations under this Section 5.4, unless:

(a) any representations and warranties to be made by such Stockholder in connection with the Significant Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Securities, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Securities such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any law or judgment, order or decree of any court or governmental agency;

(b) the Stockholder shall not be liable for the breach or inaccuracy of any representation or warranty made by any other Person in connection with the Significant Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(c) the liability for indemnification, if any, of such Stockholder in the Significant Transaction and for the breach or inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Significant Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to the provisions of the Restated Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Significant Transaction;

(d) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Significant Transaction in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Significant Transaction, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e) upon the consummation of the Significant Transaction (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Significant Transaction in accordance with the Restated Certificate (as in effect immediately prior to the Significant Transaction); provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any shares of capital stock pursuant to this Section 5.4 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to

“accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of such Stockholder’s shares of capital stock of the Company, which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined by a Special Board Approval) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for such shares of capital stock of the Company;

(f) in the case such Stockholder is an Investor (other than an Investor that is also an employee of the Company), neither such Stockholder nor any of its Affiliates is required to agree to any non-competition or non-solicitation covenant or obligation or release of claims (other than a release solely in such Stockholder’s capacity as a stockholder of the Company) or any similar covenant or agreement or other agreement that directly or indirectly limits or restricts the business or activities of such Stockholder or any of its Affiliates in connection with such Significant Transaction; and

(g) in the case of any holder of Senior Preferred Stock, Redeemable Preferred Stock or Convertible Common Stock, all such holders receive at the closing of such Significant Transaction in cash at least an amount equal to the Senior Preference Amount, the Redeemable Preferred Preference Amount and the Convertible Common Redemption Price (each as defined in the in the Restated Certificate) per share, respectively, for all shares held by such holders.

(C) Notwithstanding the foregoing, the approval of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series E Stock shall not be required under this Section 5.4 in the event such Stockholders are to receive, in cash, in the Significant Transaction $31.43 per share minus an amount equal to any dividends actually paid in respect of such Series E Stock.

(D) Notwithstanding the foregoing, the approval of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series F Stock shall not be required under this Section 5.4 in the event such Stockholders are to receive, in cash, in the Significant Transaction $60.4545 per share minus an amount equal to any dividends actually paid in respect of such Series F Stock.

(E) Notwithstanding the foregoing, the approval of a Senior Majority shall not be required under Section 5.4(A) in the event each outstanding share of Senior Preferred Stock, Redeemable Preferred Stock and/or Convertible Common Stock receives in cash at the closing of such transaction, and solely to the extent any of the following amounts are actually paid or distributed by the Company in connection with the closing of such transaction, at least an amount equal to the Senior Preference Amount, the Redeemable Preferred Preference Amount or the Convertible Common Redemption Price, as applicable (each as defined in the Restated Certificate and as applicable) per share, respectively.

5.5 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Securities owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock and Convertible Common Stock outstanding at any given time.

5.6 Financial Statements. The Company shall, upon the written request of any Stockholder holding at least one percent (1%) of the Securities, provide to such Stockholder the following:

(a) Annual Financial Statements. As soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated statement of earnings for such fiscal year, a consolidated balance sheet of the Company as of the end of such year, and a consolidated statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and audited and certified by an independent public accounting firm selected by the Audit Committee of the Board of Directors.

(b) Quarterly Financial Statements. Within 60 days of the end of each calendar quarter, an unaudited statement of earnings, balance sheet and statement of cash flow for or as of the end of such quarter, in reasonable detail.

(c) Monthly Financial Statements. Within 30 days after the end of the each month, an unaudited statement of earnings, balance sheet and statement of cash flows for or as of the end of such month.

(d) Budgets. As soon as practicable, but in any event within 30 days after the beginning of each relevant fiscal year of the Company, a budget for such fiscal year as approved by the Company’s Board of Directors.

5.7 Expiration. Notwithstanding the foregoing or the following, the rights granted under this Section 5 shall not apply to, and shall expire upon, the effectiveness of a registration statement in connection with a Qualified Offering (as defined in the Restated Certificate).

5.8 Series F Strategic Purchasers. In the event that the approval of the Series F Stock is sought or required pursuant to paragraph IV.E(4)(d) of the Restated Certificate (as it may be amended from time to time):

(a) Each Series F Strategic Purchaser shall be entitled to vote its shares of Series F Stock in its sole discretion except with respect to the following matters (collectively, “Excluded Matters”):

(i) Matters raised by paragraph IV.E(4)(d)(iii)(B);

(ii) Matters raised by paragraph IV.E(4)(d)(v);

(iii) Matters raised by paragraph IV.E(4)(d)(viii);

(iv) Matters raised by paragraph IV.E(4)(d)(x);

(v) Matters raised by paragraph IV.E(4)(d)(xi); and

(vi) Matters raised by paragraph IV.E(4)(d)(xii).

(b) For each Excluded Matter, each Series F Strategic Purchaser shall vote its shares of Series F Stock pro rata in proportion to the manner in which the shares of Series F Stock held by the Series F New Financial Purchasers are voted with respect to such Excluded Matter.

(c) For the purposes of this Section 5.8, (i) the term “Series F Strategic Purchaser” shall mean a holder of Series F Stock whose primary business is not making capital investments in companies with a goal of realizing a return on their investments, (ii) the term “Series F Financial Purchaser” shall mean a holder of Series F Stock who is not a Series F Strategic Purchaser. Mastercard and its Affiliates shall be deemed to be Series F Strategic Purchasers and (iii) the term “Series F New Financial Purchaser” shall mean a Series F Financial Purchaser that does not (and is not an Affiliate of any Person that) beneficially own shares of any other class or series of capital stock of the Company existing as of May 31, 2017.

(d) Each Series F Strategic Purchaser grants an irrevocable proxy and power of attorney (coupled with an interest) to the Chief Executive Officer of the Company with full power of substitution by vote of the Board of Directors, solely with respect to votes on an Excluded Matter (to be voted by such proxy and power of attorney holder strictly in accordance with Section 5.8(b)) and only to be used if such Series F Strategic Purchaser (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), with respect to such Excluded Matter in a manner which is inconsistent with the terms of this Section 5.8.

(e) In addition to the provisions of Section 6.5 herein regarding amendments, this Section 5.8 shall not be amended without the consent of a majority of the Series F Stock held by Series F Strategic Purchasers.

(f) Notwithstanding the foregoing, the provisions of this Section 5.8 shall not apply in the event that more than twenty percent (20%) of the outstanding shares of Series F Stock are held by Series F Financial Purchasers also holding other shares of Preferred Stock.

5.9 Senior Preferred and Redeemable Preferred Covenants. Notwithstanding anything in this Agreement or otherwise to the contrary, for as long as no less than 50% of the shares of the Senior Preferred Stock or, if the Senior Preferred Stock has converted, no less than 50% of the Redeemable Preferred Stock (on an as converted basis) issued pursuant to the Senior Preferred Stock Purchase Agreement remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without obtaining the prior approval of a Senior Majority:

(a) Except for employment related arrangements in the ordinary course of business consistent with past practice, enter into any new material transaction with any director, officer, stockholder of the Company, or any of their respective relatives or affiliates, any entity under the control of a director, officer or stockholder of the Company, or any of their respective relatives or affiliates, unless such contract is on terms no less favorable to the Company than would be obtained in a transaction with a person that is not one of the foregoing and has been approved by no less than a majority of the number of directors constituting the whole Board of Directors or the Audit Committee of the Board of Directors (excluding for both the Board of the Committee, as the case may be, any member having a direct or indirect interest in the arrangement or transaction in question) (an “Affiliated Transaction”); provided, however, that ordinary course compensatory arrangements with the Company’s executive officers and employees (including equity compensation) (i) shall not be deemed an Affiliated Transaction and (ii) for the Company’s executive officers, only require the prior approval of the Board of Directors;

(b) incur any indebtedness for borrowed money or issue any debt securities (including, without limitation, any negative pledges, guarantees, debts, liens or leases), in excess of (i) any amounts existing under, available (whether committed or uncommitted) under, or permitted by the financing contemplated by (collectively, the “New Permitted Debt”) that certain Credit and Guaranty Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “New Credit Agreement”) among the Company, AvidXchange Financial Services, Inc., a Delaware corporation, Piracle, Inc., a Utah corporation, Strongroom Solutions, Inc., a Texas corporation, Ariett Business Solutions, Inc., a Massachusetts corporation, and AFV Holdings One, Inc., a North Carolina corporation, certain other subsidiaries of the Company as borrowers or Guarantors thereunder from time to time, certain financial institutions as Lenders thereunder, Sixth Street (as defined under the New Credit Agreement), in its capacity as Collateral Agent and Administrative Agent thereunder, Sixth Street and KeyBank National Association (“KeyBank”), as joint lead arrangers, and Sixth Street and KeyBank, as joint book runners or (ii) in the event that the Company enters into a debt facility in replacement of the New Credit Agreement in compliance with this subsection (b)(ii) (the “Replacement Credit Facility”), any amounts existing under, available (whether committed or uncommitted) under, or permitted by such Replacement Credit Facility provided that the Replacement Credit Facility (including the debt negative covenant thereunder) shall, in the aggregate (other than in respect of customary fees and changes in interest rates), be materially consistent with the New Credit Agreement; provided that this subsection (b) shall not prohibit the Company from entering into the Replacement Credit Facility provided that such facility does not increase the aggregate principal amount of the loans available by more than $25,000,000 in the aggregate more than the original aggregate principal amount available (whether committed or uncommitted) as of the date hereof under the New Credit Agreement;

(c) change the size of the Board of Directors;

(d) enter into or agree to any (A) sale or purchase of assets outside the ordinary course of the Company in one or more series of related transactions involving payments to or from the Company in excess of the greater of (i) $100,000,000 in the aggregate or (ii) 30% of the Company’s Available Cash (as defined in the Restated Certificate) as of the date of such transaction or series of related transactions or (B) Significant Transaction, except to the extent that in connection with such transaction each outstanding share of Senior Preferred Stock, Redeemable Preferred Stock and Convertible Common Stock receives in cash at least an amount equal to the Senior Preference Amount, the Redeemable Preferred Preference Amount and the Convertible Common Redemption Price (each as defined in the Restated Certificate) per share, respectively; or

(e) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining such approval.

5.10 Right to Conduct Activities.

(a) The parties hereto acknowledge and agree that Mastercard and its Affiliates engage in a wide variety of businesses and activities (including investments in other companies), some of which may be competitive with the business of the Company and its Affiliates as conducted from time to time, and the parties hereto acknowledge and agree that neither Mastercard nor any of its Affiliates shall be liable to the Company or any other party for any claim arising out of or based upon (i) Mastercard or any of its Affiliates engaging in any business or activity (including any investment in another company) which may be competitive with the Company and/or its Affiliates, or (ii) any actions taken by any officer, director, employee or other representative of Mastercard or any of its Affiliates to assist any such competitive business, activity or company. In addition, the parties hereto hereby acknowledge and agree that Mastercard shall not have any duty to disclose any information to the Company or permit the Company to participate in any businesses, activities, investments or other opportunities of Mastercard or its Affiliates, and each hereby waives, to the fullest extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of Mastercard or its Affiliates to pursue such opportunities or that would require Mastercard to disclose any such information to the Company or offer any opportunity relating thereto to the Company. In furtherance of the foregoing, notwithstanding any provision in this Agreement to the contrary, in no event shall Mastercard or any of its Affiliates be required, in connection with any Significant Transaction or otherwise, to enter into, or be bound by or subject to any provision in (or agree or commit to enter into or be bound by or subject to), any agreement that, directly or indirectly, (x) would limit or restrict Mastercard’ or any of its Affiliates’ freedom to engage in any business or investment activity, whether or not it may be competitive with the Company and/or its Affiliates (including, without limitation, any non-competition or non-solicitation agreement) or (y) would require Mastercard or any of its Affiliates to waive or release any claim against the Company in connection with a Significant Transaction or otherwise other than claims arising solely in their respective capacities as holders of Series F Stock and/or any other securities of the Company.

(b) The parties hereto acknowledge and agree that CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates and the Series E Investor engage in a wide variety of businesses and activities (including investments in other companies), some of which may be competitive with the business of the Company and its Affiliates as conducted from time to time, and the parties hereto acknowledge and agree that neither CDPQ, Temasek, Sixth Street, Capital Group, Lone

Pine, Neuberger, CPPIB Purchaser, their respective Affiliates nor the Series E Investor shall be liable to the Company or any other party for any claim arising out of or based upon (i) CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor engaging in any business or activity (including any investment in another company) which may be competitive with the Company and/or its Affiliates, or (ii) any actions taken by any officer, director, employee or other representative of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to assist any such competitive business, activity or company. In addition, the parties hereto hereby acknowledge and agree that neither CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates nor the Series E Investor shall have any duty to disclose any information to the Company or permit the Company to participate in any businesses, activities, investments or other opportunities of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor, and each hereby waives, to the fullest extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to pursue such opportunities or that would require CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser or the Series E Investor to disclose any such information to the Company or offer any opportunity relating thereto to the Company. In furtherance of the foregoing, notwithstanding any provision in this Agreement to the contrary, in no event shall CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor be required, in connection with any Significant Transaction or otherwise, to enter into, or be bound by or subject to any provision in (or agree or commit to enter into or be bound by or subject to), any agreement that, directly or indirectly, (x) would limit or restrict the freedom of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to engage in any business or investment activity, whether or not it may be competitive with the Company and/or its Affiliates (including, without limitation, any non-competition or non-solicitation agreement) or (y) would require CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to waive or release any claim against the Company in connection with a Significant Transaction or otherwise other than claims arising solely in their respective capacities as holders of Series F Stock and/or any other securities of the Company.

5.11 Future Securities and Rights Issuances. The Company shall not (i) issue any Securities (as defined in the Restated Certificate), other than Excluded Securities (as defined herein) to, (ii) grant any rights to or (iii) agree or bind itself to any obligations to, any Person if such issuance or the grant of such rights or agreement to be subject to such obligations would result in such Person acquiring control of the Company within the meaning of applicable money transmitter laws in any jurisdiction where the Company holds a money transmitter license or has applied for a money transmitter license (such Securities, rights and or obligations, “Control Rights”); provided, that such restriction shall not apply with respect to any jurisdiction if (x) a consent to such Person obtaining control of the Company in such jurisdiction has been obtained from the applicable governmental regulatory authority or notification thereof has been delivered to such governmental regulatory authority, as the case may be, under such applicable law or (y) such governmental regulatory authority has, or the Company and such Person have, determined that consent is not necessary, in either case prior to the acquisition of the Control Rights by such Person. Prior to the issuance of any Control Rights to any Person, the Company shall obtain the advice of regulatory legal counsel of the Company with respect thereto (such counsel to be approved by the Board of Directors). “Excluded Securities” shall mean any, (i) shares of Common Stock issued upon conversion of Preferred Stock, (ii) shares of capital stock issued in connection with a stock dividend, subdivision, split-up, combination or other event in which the relative voting power of the Company’s stockholders does not change, (ii) securities issued pursuant to the Company’s equity incentive plans, (iii) securities issued upon conversion or exercise of warrants issued outstanding as of the date hereof, (v) shares of Series F Stock issued on or prior to the date hereof, (vi) shares of Senior Preferred Stock, (vii) shares of Redeemable Preferred Stock and (viii) shares of the Convertible Common Stock.

5.12 Redemption Sale. If an election has been made to redeem any shares of Redeemable Preferred and any such shares are not redeemed in full for cash for any reason within eighteen (18) months of the Redeemable Preferred Redemption Date (as defined in the Restated Certificate), except to the extent prohibited by applicable law, the Redeemable Preferred Majority shall have the right to cause the Corporation take commercially reasonable steps to begin to initiate a Significant Transaction (as such term is defined in the Restated Certificate (a “Redemption Sale”). In addition to taking all other reasonably necessary and desirable actions in connection with the consummation of a Redemption Sale, upon notice by the Redeemable Preferred, except to the extent prohibited by applicable law, the Corporation shall take, and the holders of Redeemable Preferred shall have the right to cause each of the other shareholders of the Corporation pursuant to this Agreement to support, the following actions: (i) engaging an investment bank selected by the Corporation and acceptable to the Redeemable Preferred Majority (as such term is defined in the Restated Certificate) (the “Investment Bank”) to effect such Redemption Sale, (ii) cooperating in a reasonable and customary manner with the Investment Bank and its representatives in accordance with such procedures, (iii) cooperating in a reasonable and customary manner with the proposed buyer(s), (iv) hiring legal counsel selected by the Corporation to act on behalf of the Corporation in connection with such Redemption Sale, (v) facilitating the due diligence process in respect of any such Redemption Sale, including establishing, populating and maintaining an online “data room”, (vi) executing a reasonably acceptable sale contract and other customary documents, (vii) making required governmental filings and using best efforts to obtain required third party consents, and (viii) providing any financial or other information or audit required by the proposed buyer’s financing sources. If a Redemption Sale is not consummated by the two year anniversary of the initial Redeemable Preferred Redemption Date, then the Redeemable Preferred Majority shall have the right after notice to the Corporation to force a Redemption Sale directly (a “Sale Trigger”). After a Sale Trigger, the Corporation shall take, and each of the other shareholders of the Corporation shall take pursuant to this Agreement, all reasonably necessary and desirable actions as are directed by the Redeemable Preferred Majority, except to the extent prohibited by applicable law, including without limitation taking all of the corporate actions contemplated above, in connection with the consummation of any such Redemption Sale. The Corporation shall bear all of the costs of any actual or proposed Redemption Sale and such costs shall come out of the proceeds of such Redemption Sale (including without limitation a Redemption Sale after a Sale Trigger).

Section 6.

MISCELLANEOUS

6.1 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Delaware as applied to agreements among Delaware residents made and to be performed entirely within the State of Delaware, without regard to its laws regarding conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

6.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. This Agreement supersedes and replaces in all respects the Prior Rights Agreement, which is hereby terminated in full. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.4 Severability. Any invalidity, illegality or limitation of the enforceability with respect to any Stockholder of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such Person’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to any other Stockholder. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.5 Amendment and Waiver. Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company, the Series E Investor, and the holders of Preferred Stock (other than the Senior Preferred and the Redeemable Preferred), or their transferees, holding two-thirds (2/3) of the shares of Preferred Stock (other than the Senior Preferred and the Redeemable Preferred) held by the holders of Preferred Stock (other than the Senior Preferred and the Redeemable Preferred), voting together as a single group (treated for the Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders and Series F Holders as if converted at the conversion rate then in effect and treated for the Acquisition Stock Holders as if converted at 1/10th the conversion rate then in effect, and including for holders of Preferred Stock(other than the Senior Preferred and the Redeemable Preferred), for such purposes shares of Common Stock into which any shares of the Preferred Stock (other than the Senior Preferred and the Redeemable Preferred) shall have been converted that are held by a holder of Preferred Stock); provided that (a) with respect to the provisions in the last sentence of Section 1.2, Sections 1.4, 3.2(v), 3.3(v), 3.4(v), 4.1(a)(iii), 4.1(e) 4,1(k), 4.1(l), 5.1, 5.4 (solely as it applies to the Senior Preferred Stock or Redeemable Preferred Stock), 5.9, 5.10(b) (solely as it applies to Sixth Street and its affiliates), 5.12 and this proviso in Section 6.5, or (b) if the amendment adversely affects the rights of the Senior Preferred Holders or Redeemable Preferred Holders, a Senior Majority must also consent in writing; provided that if the amendment adversely affects the rights of the Convertible Common Holders, a majority in interest of the Convertible Common Holders must also consent in writing; provided that if the amendment adversely affects the rights of the Common Holders, a majority in interest of the Common Holders must also consent in writing. Notwithstanding the foregoing, (i) this Agreement may not be amended and the observance of any term hereof may not be waived with respect to any specific Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion, (ii) this Agreement may not be amended and the observance of any term hereof may not be waived in a manner adverse to any series of Preferred Stock (other than the Senior Preferred and the Redeemable Preferred) without the written consent of the holders of a majority of the shares of such series of Preferred Stock, unless such amendment, termination, or waiver applies to all series of Preferred Stock (other than the Senior Preferred and the Redeemable Preferred) in the same fashion, (iii) any amendment to the definition of Significant Stockholder or Major Investor that would result in Mastercard no longer being a Significant Stockholder or Majority Investor, as applicable, or any amendment or waiver of Section 5.4(B), shall require the consent of Mastercard and (iv) any amendment or waiver of Section 5.11 shall require the consent of the holders of a majority of the shares of Series F Stock. The parties hereto acknowledge and agree that CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates and the Series E Investor engage in a wide variety of businesses and activities (including investments in other companies), some of which may be competitive with the business of the Company and its Affiliates as conducted from time to time, and the parties hereto acknowledge and agree that neither CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates nor the Series E Investor shall be liable to the Company or any other party for any claim arising out of or based upon (i) CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor engaging in any business or activity (including any investment in another company) which may be competitive with the Company and/or its Affiliates, or (ii) any actions taken by any officer, director, employee or other representative of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to assist any such competitive business, activity or company. In addition, the parties hereto hereby acknowledge and agree that neither CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates nor the Series E Investor shall have any duty to disclose any information to the Company or permit the Company to participate in any businesses, activities, investments or other opportunities of CDPQ, Temasek, Sixth Street,

Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor, and each hereby waives, to the fullest extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the ability of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to pursue such opportunities or that would require CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser or the Series E Investor to disclose any such information to the Company or offer any opportunity relating thereto to the Company. In furtherance of the foregoing, notwithstanding any provision in this Agreement to the contrary, in no event shall CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor be required, in connection with any Significant Transaction or otherwise, to enter into, or be bound by or subject to any provision in (or agree or commit to enter into or be bound by or subject to), any agreement that, directly or indirectly, (x) would limit or restrict the freedom of CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to engage in any business or investment activity, whether or not it may be competitive with the Company and/or its Affiliates (including, without limitation, any non-competition or non-solicitation agreement) or (y) would require CDPQ, Temasek, Sixth Street, Capital Group, Lone Pine, Neuberger, CPPIB Purchaser, their respective Affiliates or the Series E Investor to waive or release any claim against the Company in connection with a Significant Transaction or otherwise other than claims arising solely in their respective capacities as holders of Series F Stock and/or any other securities of the Company. Any amendment to the definition of Major Investor that would result in the CPPIB Purchaser, the Franklin Purchasers, the BlackRock Purchasers, the Crescent Purchaser, the Sequoia Purchaser or the Sapphire Purchaser no longer being a Major Investor shall require the consent of such party. Any amendment or waiver effected in accordance with this Section 6.5 shall be binding upon each Common Holder, each Investor and each transferee of the Senior Preferred Stock, Redeemable Preferred Stock, Convertible Common Stock, Series F Stock, Series E Stock, Series D Stock, the Series C Stock, the Series B Stock, the Series A Stock, Acquisition Stock and Common Stock. Upon the effectuation of each such amendment or waiver, the Company shall promptly give written notice thereof to the Stockholders who have not previously consented thereto in writing.

6.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company, the Investors or any transferees upon any breach, default or noncompliance of the Investors or any transferee or the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of the Company or the Investors of any breach, default or noncompliance under this Agreement or any waiver on the Company’s or the Investors’ part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, by law, or otherwise afforded to the Company and the Investors, shall be cumulative and not alternative.

6.7 Notices, etc.

(a) All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon confirmed delivery by facsimile or telecopy, or on the fifth day (or the tenth day if to a party with an address outside of the United States) following mailing by certified mail, return receipt requested, postage prepaid, addressed: (i) if to the Company, at:

AvidXchange, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

Attn: President

Phone: 704-971-8160

Fax: 704-971-8172

email: mpraeger@avidxchange.com

With copies (which shall not constitute notice) to:

AvidXchange, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

Attn: General Counsel

Phone: 704-808-7735

Fax: 704-971-8172

email: rstahl@avidxchange.com

Paul Hastings LLP

200 Park Ave

New York, NY 10166

Attn: Christopher J. Austin, Esq.

Phone: 212-318-6092

email: christopheraustin@paulhastings.com

or at such other address as the Company shall have furnished to the Investors in writing, and

(ii) if to the Investors (other than the Acquisition Stock Holders) at the addresses of such Investors specified on Exhibit A, B, C, D, E, F, G or H currently possessed by the Company or at such other addresses as the Investors shall have furnished to the Company in writing;

(iii) if to the Acquisition Stock Holders, at the address of the Acquisition Stock Voting Trustee at Piracle, Inc., 6415 South 3000 East, Suite 150, Salt Lake City, Utah, 84121; and

(iv) if to a Stockholder other than the Investors, at such Stockholder’s address as shall have been furnished to the Company in writing.

(b) In each case set forth in clauses (i) – (iv) above, notices shall also be provided, to the extent possible, with electronic messaging, but shall not be deemed effective until received as provided above.

6.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.9 Subsequent Purchasers.

(a) Subject to the terms of the Restated Certificate, the Company shall be entitled to include additional holders and purchasers of its Common Stock and Preferred Stock as parties to this Agreement, and to treat such holders as “Common Holders”, “Acquisition Stock Holders”, “Series A Holders”, “Series B Holders”, “Series C Holders”, “Series D Holders”, “Series E Holders”, “Series F Holders”, “Senior Preferred Holders”, “Redeemable Preferred Holders” or “Convertible Common Holders” as applicable, hereunder by having such holder execute a joinder hereto, substantially in the form of Annex I (a “Joinder”) and amending the applicable Exhibit in the Company’s possession.

(b) Any permitted transferee of any shares of Common Stock or Preferred Stock shall have the rights and duties of a Common Holder, Acquisition Stock Holder, a Series A Holder, a Series B Holder, a Series C Holder, a Series D Holder, a Series E Holder, a Series F Holder, a Senior Preferred Holder, a Redeemable Preferred Holder and a Convertible Common Holder as applicable, under this Agreement, and shall become a party to this Agreement by executing a Joinder and, upon receipt of such Joinder, the Company shall amend the applicable Exhibit in the Company’s possession. For illustrative purposes only, if a holder of Common Stock transfers its Common Stock to a permitted transferee, such permitted transferee shall be identified on Exhibit J in the Company’s possession.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Signatures hereto transmitted by facsimile or electronically shall be deemed original for all purposes.

6.11 Consent to Email. Each of the Stockholders hereby consents to the receipt of notice from the Company under any provision of the Delaware General Corporation Law (“DGCL”) or the Company’s bylaws and certificate of incorporation by email or other form of “electronic transmission” (as such term is defined in Section 232(c) of the DGCL). Such consent is revocable in accordance with Section 232(a) of the DGCL.

6.12 Rule 506 Covenant and Call Right.

(a) In the event that any Stockholder that is the beneficial owner of 20% or more of the Company’s outstanding voting equity securities, any beneficial owner of the Company’s securities through such Stockholder or any Stockholder designee(s) to the Company’s Board of Directors (a “Stockholder Party”) become subject to a Rule 506 Disqualification after the date hereof, the Stockholder shall notify the Company in writing of such Rule 506 Disqualification (including the material facts related thereto) as promptly as practicable, and in no event later than five (5) business days after the Stockholder’s discovery of such Rule 506 Disqualification. At any time or from time to time after the date hereof, each Stockholder agrees to cooperate with the Company, and at the request of the Company, to execute and deliver any further instruments or documents as the Company may reasonably request in order to evidence that no Stockholder Party is subject to a Rule 506 Disqualification such that the Company may be ineligible to rely on the exemption provided by Rule 506.

(b) If a Rule 506 Disqualification Event has occurred with respect to a Stockholder that is the beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power (a “Disqualified Stockholder”), the Company shall have the right, upon written notice to the Disqualified Stockholder (the “Call Notice”), to redeem or call (i.e., to purchase and require the Disqualified Stockholder to sell), such number of shares of the Company’s securities necessary to cause the Disqualified Stockholder’s beneficial ownership of the Company’s outstanding voting equity securities, calculated on the basis of voting power, to fall below 20% (the “Call Securities”). The purchase price for the Call Securities shall be an amount equal to the Fair Market Value of such Call Securities as of the date of the Call Notice. For purposes of this Section 6.12(b) “Fair Market Value” shall mean the fair market value of the Call Securities as determined by the Company’s Board of Directors in good faith consistent with other valuations of the Company’s shares.

6.13 Aggregation of Securities. All Securities held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.14 Recapitalization Affecting the Company’s Stock. Without any further action required by the Stockholders, the provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any successor or assign of the Company (“Successor Company”) and to any and all shares of capital stock of the Company or any Successor Company that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock (whether by merger, consolidation, sale of assets, business combination, formation of a holding company or otherwise) and shall be appropriately adjusted for any stock splits, reverse splits, combinations, recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or any similar transaction permissible under applicable law occurring after the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

AVIDXCHANGE, INC.

By:	/s/ Michael Praeger
Name: Michael Praeger
Title: Chief Executive Officer

[Signature Page to 8th Amended and Restated Investor Rights Agreement]

ANNEX I

FORM OF JOINDER AGREEMENT

AVIDXCHANGE, INC.

AGREEMENT TO JOIN AS A PARTY TO

EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Agreement to Join as a party to Eighth Amended and Restated Investor Rights Agreement, as amended (this “Agreement”) is entered into as of [___], by and between AvidXchange, Inc., a Delaware corporation (the Company”), and [___] (the [“Investor”/ “Permitted Transferee”]).

WHEREAS, the Company is party to that certain Eighth Amended and Restated Investor Rights Agreement, dated March [__], 2021 (as amended from time to time, the “Investor Rights Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Investor Rights Agreement);

WHEREAS, Section 6.9 of the Investor Rights Agreement provides that the Company is entitled to include additional holders, purchasers and permitted transferees of its Common Stock and Preferred Stock as parties to the Investor Rights Agreement by amending the applicable exhibit of the Investor Rights Agreement to include such additional holders, purchasers and permitted transferees; and

WHEREAS, the [Investor/Permitted Transferee] desires to join and assume the rights and obligations of a party under the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the premises, the covenants of the parties set forth below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The [Investor/Permitted Transferee] hereby acknowledges that [he/she/it] has received a copy of the Investor Rights Agreement and has had the opportunity to review the terms thereof and hereby joins as a [Common Holder/Acquisition Stock Holder/Series A Holder/Series B Holder/Series C Holder/Series D Holder/Series E Holder/Series F Holder/ Senior Preferred Holder/Redeemable Preferred Holder/Convertible Common Holder] and agrees to be bound by the terms and conditions of the Investor Rights Agreement on the date hereof.

2. The Company hereby consents to the [Investor/Permitted Transferee] joining as a [Common Holder/Acquisition Stock Holder/Series A Holder/Series B Holder/Series C Holder/Series D Holder/Series E Holder/Series F Holder /Senior Preferred Holder/Redeemable Preferred Holder/Convertible Common Holder] under the Investor Rights Agreement and to the addition of the name of the undersigned [Investor/Permitted Transferee] to the applicable exhibit in the possession of the Company to such Investor Rights Agreement.

3. The [Investor/Permitted Transferee] herby certifies, pursuant to Section 1.3 of the Investor Rights Agreement, that [he/she/it] is acquiring and will hold the Transferred Securities for investment for [his/her/its] own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended, and that such Transfer is being made in compliance with all applicable federal and state law (including without limitation federal and state securities laws and “blue sky” laws).

4. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

5. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

AVIDXCHANGE, INC.

By:
Print Name:
Title:

[INVESTOR/ PERMITTED TRANSFEREE]:

(SEAL)
Print Name: